                                                                   Exhibit 3.3

                        RESTATED ORGANIZATION CERTIFICATE
                                       OF
                            THE BANK OF GREENE COUNTY


         We, Walter H. Ingalls, being the Chairman of the Board, J. Bruce Whittaker, being the President and Chief Executive Officer, and Bruce P. Egger, being the Secretary, of Greene County Savings Bank, do hereby certify as follows:

         FIRST, the name of the Corporation is Greene County Savings Bank.

         SECOND, the Corporation was created by an act of the New York legislature in 1889.

         THIRD, the text of the Organization Certificate of Greene County Savings Bank is hereby amended and restated in its entirety to read as follows:

         Section 1. Corporate Title. The full corporate title of the institution is The Bank of Greene County ("Savings Bank").

         Section 2. Office. The principal office of the Savings Bank shall be located in the County of Greene, City of Catskill, State of New York.

         Section 3.  Duration.  The duration of the Savings Bank is perpetual.

         Section 4. Purpose and Powers. The purpose of the Savings Bank is to pursue any or all of the lawful objectives of a New York chartered capital stock savings bank and to exercise all the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of New York and the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the New York State Banking Department ("NYSBD").

         Section 5. Capital Stock. The total number of shares of all classes of the capital stock which the Savings Bank has authority to issue is one million two hundred thousand (1,200,000), of which one million (1,000,000) shall be common stock, par value $.01 per share, and of which two hundred thousand (200,000) shall be preferred stock, par value $.01 per share. The shares may be issued from time to time as authorized by the Board of Directors without further approval of stockholders except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes or other obligations for future payment, nor future services shall constitute payment or part payment for the issuance of shares of the Savings Bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the Savings Bank, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the Board of Directors of the Savings Bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Savings Bank which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

         Except for shares issuable in connection with the conversion of the Savings Bank from the mutual to the stock form of capitalization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the Savings Bank other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

         Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share, provided that this restriction on voting separately by class or series shall not apply:

         (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the Board of Directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

         (ii) To any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the Savings Bank with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Savings Bank if the preferred stock is exchanged for securities of such other corporation; provided that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the NYSBD or the Federal Deposit Insurance Corporation;

         (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving institution in a merger or consolidation for the Savings Bank, shall not be considered to be such an adverse change.

         A description of the different classes and series (if any) of the Savings Bank's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

         A. Common Stock. Except as provided in this Section 5 (or in any supplementary sections hereto), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder. Stockholders shall not be entitled to cumulate their votes for election of directors.

                           Whenever there shall have been paid, or declared and
                  set aside for payment to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, or retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

                           In the event of any liquidation, dissolution, or
                  winding up of the Savings Bank, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Savings Bank available for distribution remaining after: (i) payment or provision for payment of the Savings Bank's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the Savings Bank. Each share of common stock shall have the same relative rights as and be identical in all respects with all of the other shares of common stock.

         B. Preferred Stock. The Savings Bank may provide in supplementary sections to its Restated Organization Certificate for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the Restated Organization Certificate. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

         (a) The distinctive serial designation and the number of shares constituting such series;

         (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

         (c) The voting powers, full or limited, if any, of the shares of such series;

         (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

         (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Savings Bank;

         (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

         (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Savings Bank and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

         (h) The price or other consideration for which the shares of such series shall be issued; and

         (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

         Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all of the other shares of the same series.

         The Board of Directors shall have authority to divide, by the adoption of supplementary Restated Organization Certificate sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section and the remainder of this Restated Organization Certificate, fix and determine the relative rights and preferences of the shares of any series so established.

         Prior to the issuance of any preferred shares of a series established by a supplementary Restated Organization Certificate section adopted by the Board of Directors, the Savings Bank shall file with the Superintendent of Banks of the State of New York a dated copy of that supplementary section of this Restated Organization Certificate establishing and designating the series and fixing and determining the relative rights and preferences thereof.

         Section 6. Preemptive Rights. Holders of the capital stock of the Savings Bank shall not be entitled to preemptive rights with respect to any shares of the Savings Bank which may be issued.

         Section 7. Liquidation Account. Pursuant to the requirements of the NYSBD's regulations, the Savings Bank shall establish and maintain a liquidation account for the benefit of its deposit account holders as of June 30, 1997 and September 30, 1998 ("eligible depositors"). In the event of a complete liquidation of the Savings Bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the Savings Bank's eligible depositor's inchoate interest in the liquidation account, to the extent it is still in existence; provided that an eligible depositor's inchoate interest in the liquidation account shall not entitle such eligible depositor to any voting rights at meetings of the Savings Bank's stockholders.

         Section 8. Purchase Limitation Applicable for Three Years. Notwithstanding anything contained in the Savings Bank's Restated Organization Certificate or Bylaws to the contrary, for a period of three years from the date of consummation of the mutual holding company reorganization by the Savings Bank's mutual predecessor, no person (other than the Savings Bank's parent stock holding company and its mutual holding company) shall directly or indirectly acquire the beneficial ownership of more than 10% of any class of any equity security of the Savings Bank.

         In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote; provided, however, that a person shall not be deemed to be the beneficial owner of shares represented by proxies held by such person unless such shares are otherwise deemed beneficially owned by such person.

         For the purposes of this Section 8, the following definitions apply:

         (i) The term "person" includes an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Savings Bank or any other entity.

         (ii) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

         (iii) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

         Section 9. Call for Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by the regulations of the NYSBD, may be called at any time by the Chairman of the Board of Directors or the majority of the Whole Board of Directors (the term "Whole Board of Directors" shall mean the total number of directors the Savings Bank would have if there were no vacancies).

         Section 10. Directors. The Savings Bank shall be under the direction of a Board of Directors. The authorized number of directors, as stated in the Savings Bank's Bylaws, shall not be less than seven (7) nor more than twenty
(20) except when a greater number is approved by the NYSBD or its delegatees.

         Each of the following persons shall be a director of the Savings Bank upon the effectiveness of this Restated Organization Certificate, for the terms indicated or until his successor is elected and qualified, and they shall constitute the initial Board of Directors of the Savings Bank:

         Class I with terms to expire at the first annual meeting of stockholders:

         J. Bruce Whittaker
         Dennis R. O'Grady
         Martin C. Smith

         Class II with terms to expire at the annual meeting of stockholders one year thereafter:

         Richard J. Buck
         Raphael Klein
         Anthony Camera, Jr.

         Class III with terms to expire at the annual meeting of stockholders two years thereafter:

         Walter H. Ingalls
         Paul Slutzky
         David H. Jenkins, DVM

         Section 11. Amendment of Charter. Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this Restated Organization Certificate shall be made, unless such is first proposed by a majority of the Whole Board of Directors of the Savings Bank, then preliminarily approved by the NYSBD, which preliminary approval may be granted by the NYSBD pursuant to regulations specifying preapproved organization certificate amendments, and thereafter approved by the affirmative vote of the holders of at least 80% of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change or repeal so acted upon shall be effective upon filing with the NYSBD in accordance with the regulatory procedures or on such other date as the NYSBD may specify in its preliminary approval.

         Section 12. Amendment of Bylaws. No amendment, addition, alteration, change or repeal of the Bylaws of the Savings Bank shall be made, unless made in a manner consistent with the Regulations of the NYSBD and approved by a majority of the Whole Board of Directors or by the affirmative vote of at least 80% of the votes eligible to be cast by the stockholders of the Savings Bank at any legal meeting.

         Section 13. Indemnification. (a) Scope of Indemnification. Except to the extent expressly prohibited by the New York Banking Law, the Savings Bank shall indemnify each person made, or threatened to be made, a party to any action or proceeding, whether criminal or civil, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Savings Bank, or is or was serving, in any capacity, at the request of the Savings Bank, any other corporation, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees and expenses reasonably incurred in enforcing such person's right to indemnification, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled, and provided that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Savings Bank has given its prior consent to such settlement or other disposition.

          (b) Reimbursement of Expenses. The Savings Bank shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all reasonable expenses, including attorneys' fees and expenses, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled; provided, however, that such person shall cooperate in good faith with any request by the Savings Bank that common counsel be used by the parties to any action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among parties.

         (c) Additional Rights. Nothing herein shall limit or affect any right of any director, officer, or other corporate personnel otherwise than hereunder to indemnification or expenses, including attorneys' fees and expenses, under any statute, rule, regulation, certificate of incorporation, Bylaws, insurance policy, contract, or otherwise. Without affecting or limiting the rights of any director, officer or other corporate personnel pursuant to this Section 13, the Savings Bank is authorized to enter into agreements with any of its directors, officers or other corporate personnel extending rights to indemnification and advancement of expenses to the fullest extent permitted by applicable law

          (d) Notice of Amendments or Elimination. Anything in this Restated Organization Certificate to the contrary notwithstanding, no elimination or amendment of this Section 13 adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this Section 13 shall deprive any such person's rights hereunder arising out of alleged or actual occurrences, act or failures to act prior to such 60th day. Any amendments or eliminations made pursuant to this
Section 13 are only effective with regard to acts occurring after such date.

         (e) Amendment or Elimination. The Savings Bank shall not, except by elimination or amendment of this Section 13 in a manner consistent with the preceding subsection (d), take any corporate action or enter into any agreement which prohibits or otherwise limits the rights of any person to indemnification in accordance with the provisions of this Section 13. The indemnification of any person provided by this Section 13 shall continue after such person has ceased to be a director or officer of the Savings Bank and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

         (f) Severability of Provision. In case any provision in this Section 13 shall be determined at any time to be unenforceable in any respect, the other provisions of this Section 13 shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Savings Bank to afford indemnification and advancement of expenses to its directors or officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

         IN WITNESS WHEREOF, we have made, signed and acknowledged this Certificate in duplicate, this____day of _____________, 1998.



                                         ---------------------------
                                         Walter H. Ingalls
                                         Chairman of the Board


                                         ---------------------------
                                         J. Bruce Whittaker
                                         President and Chief Executive
                                         Officer


                                         ---------------------------
                                         Bruce P. Egger
                                         Secretary



STATE OF NEW YORK  )
                   )   ss:
COUNTY OF GREENE   )


         On this ___ day of ________, 1998, there personally appeared before me Walter H. Ingalls, J. Bruce Whittaker and Bruce P. Egger to me known to be the individuals described in and who executed the foregoing certificate, and severally acknowledged to me that they executed the same and that the contents thereof are true.

                                     Notary Public

                                     ----------------------------